Exhibit to Accompany
Item 77K
Form N-SAR
The Primary Trend Fund
 the  Fund

Change of Independent Auditors

On December 13  2007  the Fund s Board
 of Directors determined not to select
 BKD LLP BKD as independent accountants for the Fund for the fiscal year ending
 June 30  2008  and instead selected
 Cohen Fund Audit Services  Ltd  Cohen .
  BKD s report on the Fund s financial
 statements for the four-year period
 ended June 30  2007  did not contain
an adverse opinion or disclaimer of
 opinion and was not qualified as to
 uncertainty  audit scope or accounting
principles.  During the four-year
period ended June 30  2007  there have
been no disagreements with BKD on any
matter of accounting principles or
practices  financial statement
disclosure  or auditing scope or
procedures which  if not resolved
to the satisfaction of BKD  would
have caused it to make a reference
to the subject matter of the
disagreement in connection with its
report

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